                                                                    Exhibit 23.2
                                                                    ------------




                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in this Registration Statement of our report, dated February 2, 2000, on the consolidated financial statements of Atlantic Financial Corp. as of December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999. We did not audit the combined financial statements of The Bank of Franklin and The Bank of Sussex and Surry which statements reflect total assets and revenue constituting 45.4% and 42.9%, respectively in 1998, and 46.1% of revenue in 1997, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the combined financial statements of The Bank of Franklin and The Bank of Sussex and Surry is based solely on the report of the other auditors. In addition, the financial statements of Mid-Atlantic Community BankGroup, Inc. for the year ended December 31, 1997 were audited by other auditors, whose report of other auditors dated January 16, 1998, expressed an unqualified opinion on those statements. We also consent to the reference made to us under the caption "Experts" in the Proxy Statement/Prospectus constituting a part of this Registration Statement.



                                                YOUNT, HYDE & BARBOUR, P.C.


Winchester, Virginia
October 5, 2000